UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 15, 2016 (December 15, 2016)

SOUTH STATE CORPORATION

(Exact name of registrant as specified in its charter)

incorporation)
South Carolina (State or other jurisdiction of incorporation)	001‑12669 (Commission File Number)	57-0799315 (IRS Employer Identification No.)

520 Gervais Street Columbia, South Carolina (Address of principal executive offices)	29201 (Zip Code)

(800) 277‑2175

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Introductory Note

On July 16, 2016, South State Corporation, a South Carolina corporation (the “Company”) and Southeastern Bank Financial Corporation, a Georgia corporation (“Southeastern”) entered into an Agreement and Plan of Merger, dated as of June 16, 2016 (the “Merger Agreement”), pursuant to which Southeastern will merge with and into the Company (the “Merger”), with South State as the surviving corporation in the Merger.

Pursuant to the terms of the Merger Agreement, the Company has agreed to cause the Company’s Board of Directors (the “Board”) to be comprised of 14 directors at or prior to the effective time of the Merger (the “Effective Time”).

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in the Introductory Note is incorporated herein by reference.

On December 15, 2016, the following seven directors notified the Company of their retirement from the Board (and its respective committees), effective as of the Effective Time:

Luther J. Battiste, III, Herbert G. Gray, Ralph W. Norman, Jr., Alton C. Phillips, Richard W. Salmons, Jr., B. Ed Shelley, Jr., and John W. Williamson, III.

These retiring board members currently serve on the following committees:

Audit Committee –  Messrs. Battiste, Gray, Norman, Phillips and Salmons
Risk Committee –  Messrs. Gray and Salmons
Compensation Committee –  Messrs. Phillips and Shelley
Executive Committee –  Mr. Williamson
Governance Committee –  Mr. Norman
Wealth Management and Trust Committee –  Messrs. Battiste, Shelley and Williamson (Chair)

Each director’s decision to retire was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH STATE CORPORATION
(Registrant)

Date: December 15, 2016	/s/ John C. Pollok
John C. Pollok
Senior Executive Vice President,
Chief Financial Officer and
Chief Operating Officer